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                                                                     Exhibit 4.5

                  Notice of Intent to Exercise Conversion Right
                  ---------------------------------------------


VillageEDOCS
14471 Chambers Road, Ste. 105
Tustin, CA 92780

Attn:  Corporate Secretary

Ladies and Gentlemen:

Pursuant to Section 4(a) of that certain Promissory Note Modification Agreement dated May 9, 2002 (the "Agreement") by and among the undersigned and VillageEDOCS, a California corporation (the "Company"), the undersigned, with respect to $2,039,245.20 in unpaid principal only on the convertible promissory notes listed on the attached Schedule A, hereby elects to exercise the conversion right granted thereby to purchase 15,686,502 shares of the common stock of the Company at a price of $0.13 per share, which is the average of the Company's common stock closing bid price on the OTCBB for the ten consecutive trading days prior to the date of this Notice.

The undersigned represents and warrants to the Company that the undersigned is acquiring the shares for investment only and not with a view to distribution or resale except for transactions on the public market in accordance with applicable law.

Dated: May 15, 2002                                  /s/ Joan P. Williams
                                               ---------------------------------
                                                       Joan P. Williams

                                                    /s/ C. Alan Williams
                                               ---------------------------------
                                                      C. Alan Williams


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Please print here the exact name desired to be on the stock certificate and the records of the Company.

                                   Schedule A
                  Notice of Intent to Exercise Conversion Right

                            [List of Notes Converted]